EXHIBIT 99.1

News Release

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications 815-639-6282

Woodward Announces Appointment of New Board Member

Fort Collins, Colo., September 23, 2011—Woodward, Inc. (NASDAQ:WWD) today announced that its Board of Directors has appointed Gregg C. Sengstack, 53, to serve on the Board, effective September 21, 2011. Mr. Sengstack was also appointed to the Audit Committee of the Board.

Mr. Sengstack is a Senior Vice President for Franklin Electric Company, Bluffton, Indiana, and President of their International Water Systems and Fueling Group. During his more than 20-year-career with Franklin Electric, Mr. Sengstack has served in various roles of increasing responsibility, such as Vice President and Chief Financial Officer and Director of Finance-Europe.

“Gregg is a global leader with a unique blend of financial and operational experience. We are certain that his knowledge, experience, and consensus-driven leadership style will help us drive increased shareholder value,” said Thomas A. Gendron, Woodward Chairman of the Board and Chief Executive Officer.

Franklin Electric Company is a manufacturer and distributor of submersible and specialty electric motors and electronic drive controls used in petroleum equipment and water system industries.

Mr. Sengstack graduated from Bucknell University, Pennsylvania and received his MBA from the University of Chicago. He is also a Certified Public Accountant and certified as an airline transport pilot and flight instructor.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2010 and any subsequently filed Quarterly Report on Form 10-Q.

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